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                          UNITED STATES              ---------------------------
               SECURITIES AND EXCHANGE COMMISSION    OMB APPROVAL
                     WASHINGTON, D.C. 20549          ---------------------------
                                                     OMB Number: 3235-0167
                                                     Expires:  November 30, 1995
                                                     Estimated average burden
                                                     hours per form ......  1.50
                                                     ---------------------------


                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number    000-21515
                                                               -----------------
                          American Medserve Corporation
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             (Exact Name of Registrant as specified in its charter)

   184 Shuman Boulevard, Suite 200, Naperville, Illinois 60563 (630) 717-2904
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, $0.01 par value per share
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            (Title of each class of securities covered by this Form)


                                      None
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [  x  ]            Rule 12h-3(b)(1)(ii)       [     ]
Rule 12g-4(a)(1)(ii)       [     ]            Rule 12h-3(b)(2)(i)        [     ]
Rule 12g-4(a)(2)(i)        [     ]            Rule 12h-3(b)(2)(ii)       [     ]
Rule 12g-4(a)(2)(ii)       [     ]            Rule 15d-6                 [     ]
Rule 12h-3(b)(1)(i)        [  x  ]


         Approximate number of holders of record as of the certification or
notice date:                One
            ----------------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, American Medserve Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.









DATE:      September 19, 1997         BY:  /s/ Jacob S. Bodner
     --------------------------------    ---------------------------------------
                                          Jacob S. Bodner
                                          Attorney-in-Fact

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.